Exhibit 99.1

Tenet Announces Upsizing and Pricing of Private Offering of

Senior Secured Notes and Pricing of Senior Unsecured Notes

DALLAS – June 2, 2015 – Tenet Healthcare Corporation (NYSE: THC) established today the pricing of the previously announced private offering of its floating rate senior secured notes maturing in 2020 and the senior unsecured notes of THC Escrow Corporation II (“THC”) maturing in 2023. A total of $900 million aggregate principal amount of senior secured notes, which represents an upsize from its previously announced amount of $500 million, will bear interest at a rate, reset quarterly, of LIBOR plus 3.50% per annum, and will be issued by Tenet. A total of $1.9 billion aggregate principal amount of senior unsecured notes, which will bear interest at a rate of 6.75% per annum, will be issued by THC.

The senior secured notes will rank senior to Tenet’s existing and future subordinated indebtedness, be effectively senior to Tenet’s existing and future unsecured indebtedness and other liabilities to the extent of the value of the collateral securing the senior secured notes or guarantees thereon, and will rank pari passu with Tenet’s outstanding senior secured debt, and similarly will be guaranteed by certain of Tenet’s subsidiaries and secured by a pledge of the capital stock and other ownership interests of certain of Tenet’s subsidiaries. The senior secured notes will also be subordinated to Tenet’s obligations under its senior secured revolving credit facility, and any of its subsidiaries’ secured guarantees thereof, to the extent of the value of the collateral securing borrowings under such facility.

Following Tenet’s assumption of the senior unsecured notes, the senior unsecured notes will be Tenet’s general unsecured senior obligations and will be subordinated to all of Tenet’s existing and future senior secured obligations to the extent of the value of the collateral securing Tenet’s senior secured obligations, and will be structurally subordinated to all obligations and liabilities of Tenet’s subsidiaries.

The net proceeds for the offering of Tenet’s senior secured notes will be used (i) to repay $400 million aggregate principal amount of term loans outstanding under our Interim Loan Agreement, dated March 23, 2015, (ii) to temporarily reduce amounts outstanding under our Credit Agreement, dated October 19, 2010 and (iii) if any net proceeds remain, for general corporate purposes, which may include payment of a portion of the cash consideration in respect of the purchase (the “Purchase”) of our equity interests in BB Blue Holdings, Inc., our previously announced ambulatory surgical center joint venture with United Surgical Partners International (“USPI”).

The gross proceeds from the offering of THC’s senior unsecured notes will, following Tenet’s assumption of such notes, be used in part (i) to pay the cash consideration in respect of the Purchase, (ii) to pay the cash consideration in respect of our previously announced acquisition of 100% of the issued A shares, B1 shares and B2 shares of European Surgical Partners Ltd (commonly referred to as Aspen Healthcare), (iii) for the refinancing of indebtedness of USPI and (iv) to pay related transaction fees and expenses.

The notes being offered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. As a result, they may not be offered or sold in the United States or to any U.S. persons, except pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Accordingly, the notes are being offered only to “qualified institutional buyers” under Rule 144A of the Securities Act or, outside the United States, to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act. A confidential offering memorandum for the notes, dated today, has been made available to such eligible persons. The offering is being conducted in accordance with the terms and subject to the conditions set forth in the offering memorandum.

This news release is neither an offer to sell nor a solicitation of an offer to buy, nor shall there be any sale of, these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Tenet Healthcare

Tenet Healthcare Corporation is a national, diversified healthcare services company with 110,000 employees united around a common mission: to help people live happier, healthier lives. The company operates 80 hospitals, 219 outpatient centers, six health plans and Conifer Health Solutions, a leading provider of healthcare business process services in the areas of revenue cycle management, value based care and patient communications. For more information, please visit www.tenethealth.com.

The terms “THC”, “Tenet Healthcare Corporation”, “the company”, “we”, “us” or “our” refer to Tenet Healthcare Corporation or one or more of its subsidiaries or affiliates as applicable.

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Corporate Communications Donn Walker 469-893-2640 mediarelations@tenethealth.com	Investor Relations Brendan Strong 469-893-2387 investorrelations@tenethealth.com

This release contains “forward-looking statements” – that is, statements that relate to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “expect,” “assume,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain.

Particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include, but are not limited to, the factors disclosed under “Forward-Looking Statements” and “Risk Factors” in our Form 10-K for the year ended December 31, 2014, and in our quarterly reports on Form 10-Q, periodic reports on Form 8-K and other filings with the Securities and Exchange Commission. The information contained in this release is as of the date hereof. The company assumes no obligation to update forward-looking statements contained in this release as a result of new information or future events or developments.

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